Exhibit 99.1

CIGNA CORPORATION
DIRECTORS EQUITY PLAN

Article 1.   Establishment and Purposes

1.1 Purpose.  The CIGNA Corporation Directors Equity Plan (the “Plan”) is intended to (a) encourage ownership of the Company’s common stock by members of the Board of Directors of the Company (the “Board”) who are not employees or officers of the Company and thereby align such directors’ interests more closely with the interests of the shareholders of the Company, and (b) enhance the Company’s ability to attract and retain directors of outstanding competence.

1.2 Establishment.  CIGNA Corporation has adopted this CIGNA Corporation Directors Equity Plan, effective as of [January 1, 2010] (the “Effective Date”), subject to stockholder approval.

Article 2.   Definitions

Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

2.1 “Administrator” means the Board or any committee or subcommittee authorized to administer the Plan pursuant to Section 3.1.

2.2 “Award” means any Shares, Deferred Stock Units, Restricted Stock, Restricted Stock Units or Stock Options granted to a Participant pursuant to the provisions of the Plan.  Stock Options granted pursuant to the Plan do not qualify as incentive stock options under Section 422 of the Code.

2.3 “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.  An Award Agreement (including any amendment thereto) may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or terms, certificates, program documents, notices or similar instruments as approved and designated as being an Award Agreement (or amendment or portion thereof) by the Administrator.

2.4 “Board Fees” means annual retainer fees payable to a Director at such rate as shall be established by the Board from time to time for serving as a member of the Board and, if and to the extent provided by the Administrator, may include fees payable to a Director for serving as Board chair or vice-chair and/or as chair, vice-chair or member of a committee of the Board.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Common Stock” means the common stock, par value $0.25 per share, of the Company.

2.7 “Company” means CIGNA Corporation, a Delaware corporation, and any successors or companies into which CIGNA Corporation may merge.

2.8 “Deferred Compensation Plan” means the Deferred Compensation Plan of 2005 for Directors of CIGNA Corporation (effective January 1, 2005), or any successor plan.

2.9 “Deferred Stock Unit” or “DSU” means a unit that represents a right to receive one Share, or a cash payment equal to the Fair Market Value of one Share.

2.10 “Director” means a member of the Board who is neither an employee nor an officer of the Company.

2.11 “Equity Grant” means an award of Common Stock or Deferred Stock Units.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13 “Fair Market Value” means, unless the Administrator provides otherwise, as of any date, the closing price of a share of Common Stock as reported on the Composite Tape (or any method of publishing stock prices determined by the Administrator) as of the close of the regular trading session on the New York Stock Exchange.  If the Composite Tape (or any alternative source) is not published on that date, the determination will be made on the next preceding date of publication.  In the absence of reported Common Stock sales, the Administrator will determine Fair Market Value by taking into account all facts and circumstances the Administrator deems relevant, subject to the requirements of Code Section 409A.

2.14 “Participant” means any person who is eligible for an Award under the Plan in consideration for his or her service as a Director.

2.15 “Restricted Stock” means an award of Shares made under the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject to such conditions as are expressed in an Award Agreement.

2.16 “Restricted Stock Unit” or “RSU” means an award granted to a Participant pursuant to which Shares or cash in lieu thereof may be issued in the future on such terms and conditions as are specified in or determined pursuant to an Award Agreement.

2.17  “Share” means a share of Common Stock, subject to adjustment as provided in Section 7.2.

2.18 “Stock Option” means a right granted under the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement.

2.19 “Year” means a calendar year.

Article 3.   Administration

3.1 Administrator of the Plan.  The Plan shall be administered by the full Board.  Subject to the terms of the Plan, the Board may appoint one or more committees, and the Board and any such committee may appoint a subcommittee, composed of one or more directors of the Company, and may delegate to any such (sub)committee all or any of the authority of the Administrator as set forth in Section 3.2 and to take all or any other actions determined appropriate to administer the Plan or any aspect of it. Any action by any such (sub)committee within the scope of such delegation shall be deemed for all purposes to have been taken by the Board.  Notwithstanding any provision of the Plan, the Board may at any time limit the authority of any (sub)committee to administer the Plan.

3.2 Authority of the Administrator.  Subject to the express provisions of the Plan and the delegation of any responsibilities by the Board, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan, including, without limitation: (a) to prescribe, amend and waive rules relating to the Plan and to define terms not otherwise defined herein; (b) to establish the terms and conditions of Awards made under the Plan and to prescribe the form of documentation used to evidence any Awards hereunder; (c) to establish and verify the extent of satisfaction of any conditions to receipt or vesting of Awards; (d) to determine whether, and the extent to which, adjustments are required pursuant to Section 7.2 hereof; (e) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Awards hereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company; (f) to amend (subject to the provisions of Section 9.1 herein) the terms and conditions of the Plan, any Awards and any agreement entered into under the Plan; and (g) to make other determinations which may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding.  All decisions, determinations and interpretations by the Board or, except as to the Board, the committee arising under the Plan, any rules and regulations under the Plan or the terms and conditions of any Awards hereunder, including questions of construction and interpretation, shall be final, conclusive, and binding on all persons claiming benefits under the Plan and shall be given the maximum possible deference allowed by law. The Board and the Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

Article 4.   Participation

4.1 Participation.  Any person who is a Director shall be eligible to receive Awards under the Plan.

Article 5.   Deferred Stock Units; Equity Grants in Lieu of Cash Board Fees

5.1 Deferred Stock Units.  DSUs represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator, with each DSU being a bookkeeping entry representing an amount equivalent to one Share.  DSUs may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator.  Each award of DSUs shall be evidenced by an Award Agreement.  Subject to such terms and conditions as the Administrator may establish, a DSU may be settled through the delivery of a Share or through the payment in cash of an amount equal to the Fair Market Value of a Share as of the date for which the amount of such payment is determined, as established by the Administrator.

5.2 Payment of Board Fees in Equity.  Subject to such terms and conditions as may be established from time to time by the Administrator, including without limitation any minimum standards or requirements for participation established by the Administrator, a Director may receive Equity Grants in lieu of all or a portion of the cash Board Fees otherwise payable to such Director each Year (or, if applicable, any portion thereof) for his or her service as a Director.  The number of Shares subject to any Equity Grant made pursuant to this Section 5.2 shall be determined by dividing the amount of Board Fees to be paid or awarded in the form of Equity Grants, as determined by the Administrator or elected by the Director, by the Fair Market Value of a Share as of the date such Equity Grant is made.  The date on which Equity Grants are made shall be determined by or pursuant to rules established by the Administrator.

5.3 Settlement of Outstanding DSUs.  Subject to such terms and conditions as the Administrator may establish, a Director may elect to have his or her outstanding DSUs granted or credited prior to 2010 (including any dividend equivalents thereon) in respect of Board Fees treated as Awards for purposes of this Plan and distributed in Shares.

5.4 Voting Rights.  Participants who receive Awards under this Article 5 shall have no voting rights with respect to Shares of Common Stock or Shares underlying DSUs and dividend equivalents unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.5 Dividend Equivalents.  Unless provided otherwise by the Administrator, any DSUs awarded under this Article 5 and any Shares awarded under this Article 5, the receipt of which is deferred pursuant to a Deferred Compensation Plan, as well as any dividend equivalent Shares accrued pursuant to this Section 5.5, shall until paid or distributed to a Participant accrue dividend equivalent Shares. Dividend equivalent Shares represent the right to receive additional Shares and shall be credited as of the dividend payment date for Shares.  Unless otherwise provided by the Administrator or, if allowed, elected by a Participant, Shares shall be issued in payment and satisfaction of dividend equivalents on the date that the Equity Grants as to which such dividend equivalents accrued are paid or distributed.

5.6 Deferral Opportunity.  The Administrator may permit deferrals of awards under this Plan in accordance with such terms and conditions as it specifies. Any deferral election shall be made in accordance with, and subject to the terms and conditions set forth in, the Deferred Compensation Plan.

Article 6. Other Awards

6.1 Restricted Stock

(a) Restricted Stock Award.  Restricted Stock may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator.  Each award of Restricted Stock shall be evidenced by an Award Agreement.

(b) Award Agreement.  Each Award Agreement evidencing an award of Restricted Stock shall contain provisions regarding (a) the number of Shares subject to such award of Restricted Stock or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payments, (c) the length of the restrictive period over which the Restricted Stock shall vest or may ratably vest, if any, (d) forfeiture provisions, if any, (e) restrictions on the transferability of the Shares, if any, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Administrator.  Shares subject to any Restricted Stock award shall not be transferable within less than one (1) year from the date of grant, except upon such separation of service events as specified by the Administrator. Shares issued under an award of Restricted Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Voting Rights.  Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restrictions.

(d) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator.  The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash and whether such cash payments will be made currently or deferred.

6.2 Restricted Stock Units

(a) RSU Award.  RSUs may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator.  Each grant of RSUs shall be evidenced by an Award Agreement.

(b) Award Agreement.  Each Award Agreement evidencing an award of RSUs shall contain provisions regarding (a) the number of RSUs subject to such award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payments, (c) the length of the restrictive period over which the RSUs shall vest or may ratably vest, if any, (d) forfeiture provisions, if any, (e) restrictions on the transferability of the RSUs, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Administrator.  No shares shall be issued  or cash paid in settlement of an RSU within less than one (1) year from the date of grant, except upon such separation of service events as specified by the Administrator.

(c) Bookkeeping Entry.  A RSU is a bookkeeping entry representing an amount equivalent to one Share.  RSUs represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.  Subject to such terms and conditions as the Administrator may establish, a RSU may be settled through the delivery of a Share or through the payment in cash of an amount equal to the Fair Market Value of a Share as of the date for which the amount of such payment is determined, as established by the Administrator.

(d) Voting Rights.  Participants shall have no voting rights with respect to Shares underlying RSUs unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(e) Dividend Equivalents.  Participants who are granted RSUs shall be entitled to dividend equivalents only to the extent provided by the Administrator.  The Administrator will determine whether any such dividend equivalents will be automatically reinvested in additional RSUs and subject to the same terms and conditions as the RSUs with respect to which they were distributed or whether such dividend equivalents will be paid in cash and whether such cash payments will be made currently or deferred.

6.3 Stock Options

(a) Stock Option Awards.  Stock Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator.  No Participant shall have any rights as a shareholder with respect to any Shares subject to a Stock Option hereunder until said Shares have been issued.  Each Stock Option shall be evidenced by an Award Agreement.

(b) Award Agreement.  Each Award Agreement evidencing a Stock Option shall contain provisions regarding (a) the number of Shares which may be issued upon exercise of the Stock Option, (b) the excercise price of the Shares and the means of payment for the Shares, (c) the term of the Stock Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Administrator, (e) restrictions on the transfer of the Stock Option and forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

(c) Stock Option Price.  The exercise price per share of the Shares subject to each Stock Option granted under the Plan shall equal or exceed 100 percent of the Fair Market Value of such Shares on the date the Stock Option is granted.

(d) Minimum Vesting.  No Stock Option shall be exercisable within less than one (1) year from the date of grant, except upon such separation of service events as specified by the Administrator.

(e) Stock Option Term.  The “Term” of each Stock Option granted under the Plan shall not exceed ten (10) years from the date of its grant.

(f) Stock Option Exercise

(1) Partial Exercise. An exercisable Stock Option may be exercised in whole or in part. However, a Stock Option shall not be exercisable with respect to fractional Shares and the Administrator may require, by the terms of the applicable Award Agreement, a partial exercise to include a minimum number of Shares.

(2) Manner of Exercise.  All or a portion of an exercisable Stock Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Administrator all of the following: (i) notice of exercise in such form as the Administrator authorizes specifying the number of Shares to be purchased by the Participant, (ii) payment or provision for payment of the exercise price for such number of Shares, (iii) such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations, and (iv) such other representations and documents as the Administrator, in its sole discretion, deems necessary or advisable. Unless provided otherwise by the Administrator, no Participant shall have any right as a shareholder with respect to any Shares purchased pursuant to any Stock Option until the registration of Shares in the name of such person, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

(3) Payment of Exercise Price.  To the extent authorized by the Administrator, the exercise price of a Stock Option may be paid in the form of one of more of the following, either through the terms of the applicable Award Agreement or at the time of exercise of a Stock Option: (i) cash or certified or cashiers’ check, (ii) Shares that have been held by the Participant for such period of time as the Administrator may specify, (iii) other property deemed acceptable by the Administrator, (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Stock Option, or (v) any combination of (i) through (iv).

(g) No Repricing; No Automatic Option Grants (Reloads).  Without prior approval of stockholders, the Administrator may not:

(1) Cancel a previously granted Stock Option in exchange for cash or a replacement Award with a lower (or no) exercise price;

(2) Provide for any automatic grant of a new Stock Option upon a Participant’s exercise of any Stock Option granted under the Plan; or

(3) Amend a Stock Option to lower the exercise price, except for adjustments required or otherwise made under Article 7.2, or take any other action that could constitute a repricing.

Article 7. Shares Subject to the Plan

7.1 Number of Shares.  Subject to adjustment as provided in this Article 7, the aggregate number of Shares issued pursuant to the Plan shall not exceed an aggregate of 500,000 shares of Common Stock.  The aggregate number of Shares issued under the Plan at any time shall equal the number of Shares actually issued upon grant or settlement of an Award and pursuant to dividend equivalents, less any Shares retained or returned to the Company upon cash settlement, cancellation, expiration or forfeiture of an Award or from dividend equivalents and less any Shares retained by or delivered to the Company by or on behalf of a Participant (either actually or by attestation) in payment or satisfaction of any purchase price or tax obligation respecting an Award.  Shares may be issued from authorized but unissued shares or out of shares held in the Company’s treasury, or both.

7.2 Adjustment and Changes in Shares.  If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular, periodic cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, then the maximum number and type of shares or other securities that may be issued under the Plan and that are subject to outstanding Awards (including awards of Common Stock the receipt of which has been deferred) shall be appropriately adjusted. The Administrator shall determine in its sole discretion the appropriate adjustment to be effected pursuant to the immediately preceding sentence and in doing so shall take into account the provisions of any applicable Award Agreement. In addition, in connection with any such change in the class of securities then subject to the Plan, the Administrator shall make equitable adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to stock options and stock grants theretofore awarded under the Plan and the exercise price of such stock options or price, if any, of such stock grants; however no adjustment to an option shall be made in a manner that will be treated under Code Section 409A as the grant of a new option.

Article 8. Term of the Plan

Unless earlier suspended or terminated by the Board, no Award may be initially awarded after the tenth anniversary of the date the Plan is approved by the Company’s shareholders.

Article 9. Miscellaneous

9.1 Amendment and Termination.  The Board may from time to time amend the Plan; provided, however, that no amendment may without shareholder approval (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of shares of Common Stock which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan.  In addition, except for an amendment adopted pursuant to Section 9.6, no amendment or alteration to the Plan shall be made which would in any material manner adversely affect any Participant’s rights to any Award or Shares theretofore accrued or granted to him or her hereunder, without the consent of the Participant.

9.2 Compliance with Securities Laws, Listing Requirements, and Other Laws and Obligations.  The Company shall not be obligated to deliver any shares of Common Stock under the Plan, (a) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Common Stock is at the time listed on any stock exchange, or quoted on any automated quotation system, until the shares to be delivered have been listed or authorized to be listed or quoted on such exchange or system upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel.  If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the payment of Common Stock, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.  In addition, the Company may, in its discretion, withhold a portion of the Shares that otherwise would be issued under the Plan to a Participant or make other such arrangements as it determines appropriate to satisfy Federal, state and local withholding tax requirements, if any.

9.3 Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

9.4 Applicable Law.  The Plan shall be construed and enforced according to the laws of the State of Delaware without regard to Delaware conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

9.5 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.6 Compliance with Code Section 409A.  To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.  The Administrator may make any changes required to conform the Plan and any option agreements or other grants with applicable Code provisions and regulations relating to deferral of compensation under Code Section 409A.